Exhibit 99
  FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(954) 883-1000
investor.relations@applicamail.com
Litigation Filed Against Applica Incorporated by NACCO Industries, Inc.;
Applica Intends to Vigorously Defend Litigation
and Proceed with Harbinger Merger
     Miramar, Florida (November 14, 2006) — Applica Incorporated (NYSE: APN) today announced that it has learned by means of a press release that a lawsuit was filed against it and certain entities affiliated with Harbinger Capital Partners by NACCO Industries, Inc. in the Delaware Chancery Court. The complaint purports to allege a number of contract and tort claims against Applica and Harbinger relating to the termination of the merger agreement between Applica, NACCO and a NACCO subsidiary. On October 19, 2006, Applica announced that it had entered into a merger agreement with affiliates of Harbinger Capital Partners under which Harbinger Capital Partners will acquire all outstanding shares of Applica that it does not currently own for $6 per share in cash.
     The signing of the merger agreement with Harbinger followed the determination by Applica’s Board of Directors that the Harbinger Capital Partners offer was superior to the terms of the merger agreement with NACCO and its subsidiary. Applica is committed to maximizing shareholder value and, as a result, is proceeding on plan for closing its merger agreement with Harbinger Capital Partners.
     NACCO is seeking specific performance of the merger agreement with NACCO and its subsidiary. Alternatively, NACCO is seeking the payment of monetary damages. Applica has not yet been served with the complaint, but it believes that the action is without merit and intends to vigorously defend the lawsuit.
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. Additional information regarding Applica is available at www.applicainc.com.
     In connection with the proposed transaction with Harbinger, Applica has filed a preliminary proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT APPLICA, THE PROPOSED TRANSACTION AND RELATED MATTERS. The final proxy statement will be mailed to Applica shareholders.
     Investors and security holders may obtain free copies of these documents as they become available through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge by directing such requests to Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027, Attention: Investor Relations ((954) 883-1000), or from Applica Incorporated’s website at www.applicainc.com.
     Applica Incorporated and its directors, executive officers and certain other members of Applica management may be deemed to be participants in the solicitation of proxies from Applica shareholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction will be included in the proxy statement to be filed with the SEC. In addition, information about Applica’s directors, executive officers and members of management is contained in Applica’s most recent proxy statement and annual report on Form 10-K, which are available on Applica’s website and at www.sec.gov.